Exhibit 10.1

May 12, 2009

RBC Bank (USA)

Attn: Mr. Charles Arndt

531 South Main Street, 2nd Floor

Greenville, SC 29601

Re:	Payment on Subordinated Notes

Dear Mr. Arndt:

This letter is being provided to you in connection with the Second Amended and Restated Loan and Security Agreement dated September 14, 2007 (the “Loan Agreement”) and other documents described or contemplated therein or related thereto (the “Loan Documents”) between Computer Software Innovations, Inc. (the “Borrower” or “CSI”) and RBC Centura Bank (the “Bank”). Specifically, this letter concerns potential defaults or violations of certain covenants under the Loan Documents arising out of our proposed amendment of and principal payments on certain Subordinated Debt as set forth on Exhibit A attached hereto (collectively, the “Subordinated Debt Amendment”). The Subordinated Debt Amendment has not yet been consummated by the parties.

Capitalized terms otherwise not defined in this letter shall have the meanings ascribed to them in the Loan Agreement.

The terms of the Subordinated Debt Amendment generally provide:

•	CSI will pay an aggregate of $200,000 in principal on the Subordinated Debt;

•	The maturity of the Subordinated Debt will be extended from March 31, 2009 until August 30, 2009;

•

Subject to the exercise by its board of director of fiduciary duties, CSI will exercise its commercially reasonable best efforts to obtain from the Bank financing to refund the Subordinated Debt held by Barron Partners LP, in the event such Subordinated Debt has not been repaid by August 30, 2009;

•

The Company and the holders of Subordinated Debt other than Barron Partners LP will strive to negotiate to restructure the Subordinated Debt owed to such Noteholders on a mutually agreeable basis, in the event such Subordinated Debt remains outstanding as of August 30, 2009;

•

The Company has agreed to apply the proceeds from any exercise of the common stock warrants held by Barron Partners LP to repayment of the Subordinated Debt, on a basis of 75% to Barron Partners LP and 25% to the other holders of Subordinated Debt until Barron is paid in full, and thereafter 100% to the individual noteholders until they are paid in full;

•	Until the new maturity, the Subordinated Debt will bear interest at the current default rate of fifteen percent (15%) per annum;

•	All past payment defaults with respect to the Subordinated Debt will be waived; and

•	Barron Partners LP shall exercise its commercially reasonable best efforts to exercise its CSI stock warrants upon CSI’s share price reasonably exceeding the exercise price of such warrants.

Upon our execution and delivery of the Subordinated Debt Amendment and our payment on such debt, certain covenants contained in the Loan Documents may be violated, including, but not necessarily limited to, the following:

(1) Section 7.13 of the Loan Agreement, restricting payments on Subordinated Debt and prohibiting any amendment of such debt without the Bank’s prior written consent;

(2) Covenants contained in the Loan Agreement that restrict our use of loan proceeds to purposes of funding short-term working capital and for general corporate purposes. It is our intention to fund the principal payments relating to the Subordinated Debt Amendment, in whole or in part, with funds drawn under our Revolving Facility;

(3) Covenants contained in the Loan Documents making it an event of default if the Bank deems itself insecure, if there is an impairment of the prospect of repayment or of value or priority of the Bank’s security interests, or if a material adverse change in our business or financial condition has occurred;

(4) Section 7.7 of the Loan Agreement, prohibiting Distributions; and

(5) Section 7.12 of the Loan Agreement, restricting transactions with Affiliates.

Violations of these covenants may trigger defaults in the Loan Documents. To that end, we respectfully request that the Bank grant a waiver of any default provisions or covenants contained in the Loan Documents which would be triggered by the Subordinated Debt Amendment, except for any financial covenants.

If our request is acceptable to the Bank, please indicate your assent by affixing your signature and the date below, and returning a copy of this letter to me and our legal counsel, Smith Moore Leatherwood LLP, to the attention of William L. Pitman. Thank you in advance for your consideration of our request. Please call me if you have any questions concerning any of the foregoing.

Yours very truly,

/s/ David D. Dechant
David D. Dechant
Chief Financial Officer

ON BEHALF OF RBC CENTURA BANK, THE REQUEST FOR WAIVER ABOVE IS ACCEPTED.

Date: May 12, 2009

RBC BANK (USA)

By:	/s/ Charles Arndt
Charles Arndt

Its:	Market Executive – South Carolina Markets